UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 12, 2015

Stanley Furniture Company, Inc.

(Exact name of registrant as specified in its charter)

Commission File No. 0-14938

Delaware	54-1272589
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

200 North Hamilton Street High Point, North Carolina 27260	27260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 884-7701

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 12, 2015, Stanley Furniture Company, Inc. (the “Company”) entered into an Agreement (the “Agreement”) with Hale Partnership Fund, LP and Talanta Fund, L.P. (collectively and with their affiliates, the “Hale-Talanta Group”) a shareholder group that collectively owns approximately 5.4% of the Company’s outstanding common stock and who had nominated two candidates for election to the Company’s Board of Directors at the 2015 Annual Stockholders meeting.  Under the Agreement, the Company appointed Jeffrey S. Gilliam to the Board effective immediately and the Hale-Talanta Group withdrew its nominations. With the addition of Mr. Gilliam, the Board has been expanded to six directors. Mr. Gilliam’s term as a director will end at the Company’s 2017 Annual Stockholders meeting.

The Agreement contains various other terms and provisions, including with respect to standstill and voting commitments entered into by the Hale-Talanta Group.  The Agreement is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.  The foregoing description of the Agreement pursuant to which Mr. Gilliam was appointed is qualified in its entirety by reference to such exhibit.  Except for the Agreement, there were no arrangements or understandings pursuant to which Mr. Gilliam was appointed to the Board of Directors.

Mr. Gilliam will receive compensation for his services on the Board in accordance with the Company’s standard compensation arrangements for non-employee directors.

There are no transactions between Mr. Gilliam and the Company that would be reportable under Item 404(a) of Regulation S-K.

On February 12, 2015, the Company issued a press release relating to the Agreement and the appointment of Jeffrey S. Gilliam to the Board.  This press release is attached hereto as Exhibit 99.2 and is hereby incorporated by reference.

Item 9.01

Financial Statements and Exhibits

(d) Exhibits

99.1

Agreement dated February 12, 2015 by and among Stanley Furniture Company, Inc. and the entities and natural persons listed on Exhibit A thereto.

99.2

Press release of the Company dated February 12, 2015 announcing the appointment of Jeffrey S. Gilliam to the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

   STANLEY FURNITURE COMPANY, INC.

Date: February 12, 2015

By:  /s/Anita W. Wimmer

Anita W. Wimmer

Vice President of Finance

(Principal Financial and Accounting Officer)